Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Sirius Satellite Radio Inc. for the registration of $500,000,000 of debt securities, preferred stock, common stock, and warrants and to the incorporation by reference therein of our reports dated March 16, 2005, with respect to the consolidated financial statements and schedule of Sirius Satellite Radio Inc. and Subsidiary and with respect to the balance sheet of Satellite CD Radio, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

August 3, 2005